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                                                                      EXHIBIT 25

                          SECURITIES PURCHASE AGREEMENT

            SECURITIES PURCHASE AGREEMENT ("AGREEMENT") dated as of August 26, 2004 by and among INTEROIL CORPORATION (the "COMPANY"), the initial investors listed on the Schedule of Purchasers attached hereto (individually, an "INITIAL PURCHASER" and collectively with any Subsequent Purchasers (as defined below) who become a party hereto pursuant to the terms hereof, the "PURCHASERS"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Debentures. All references to dollars or "$" shall refer to U.S. dollars.

            WHEREAS, the Company has authorized the issuance of up to Forty Million ($40,000,000) aggregate principal amount of its 8 7/8% Senior Convertible Debentures in the form attached hereto as Exhibit A (together with any senior convertible debentures issued in replacement thereof in accordance with the terms thereof, the "DEBENTURES"), which Debentures shall be convertible into shares of the Company's common shares, no par value per share (the "COMMON SHARES") (as converted, the "UNDERLYING SHARES"), in accordance with the Debentures.

            WHEREAS, the Debentures bear interest, which at the option of the Company, subject to certain conditions, may be paid in Common Shares (the "INTEREST SHARES").

            WHEREAS, each Initial Purchaser wishes to purchase, severally but not jointly, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, (i) that aggregate principal amount of Debentures set forth opposite such Initial Purchaser's name on the Schedule of Purchasers (which aggregate principal amount for all Initial Purchasers equals $30,000,000) and (ii) warrants, in substantially the form attached hereto as Exhibit B (the "WARRANTS"), to acquire that number of shares of Common Shares (as exercised, collectively, the "WARRANT SHARES") equal to 7,987 Warrant Shares for each $1,000,000 aggregate principal amount of Debentures set forth opposite such Initial Purchaser's name on the Schedule of Purchasers.

            WHEREAS, the Company will have the right to sell, upon the terms and conditions stated in this Agreement, up to an additional $10,000,000 of Debentures to additional Purchasers.

            WHEREAS, the Purchasers will have the registration rights with respect to the Underlying Shares, the Warrant Shares and the Interest Shares pursuant to the terms of that certain Registration Rights Agreement to be entered into between the Company and the Purchasers in the form of Exhibit C (the "REGISTRATION RIGHTS AGREEMENT").

            NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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                                    ARTICLE I

                  PURCHASE AND SALE OF DEBENTURES AND WARRANTS

      Section 1.1 Issuance of Debentures; Warrants. (a) Upon the following terms and conditions of this Agreement, the Company shall issue and sell to each Initial Purchaser and such Initial Purchaser shall purchase from the Company on the Initial Closing Date (as defined below), (i) the aggregate principal amount of Debentures set forth opposite such Initial Purchaser's name on the Schedule of Purchasers and (ii) Warrants to purchase that number of Common Shares set forth opposite such Initial Purchaser's name on the Schedule of Purchasers.

            (a) Upon the following terms and conditions of this Agreement, the Company shall have the right to issue and sell to any other investor who is an existing stockholder of the Company on the date hereof and a "non-U.S." Person (as defined under Rule 902 of Regulation S as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 ACT")) (each such investor, a "SUBSEQUENT PURCHASER") and such Subsequent Purchaser shall purchase from the Company on the Subsequent Closing Date (as defined below), (i) the aggregate principal amount of Debentures (which Debentures shall be identical to the Debentures issued to the Initial Purchasers) that shall be set forth opposite such Subsequent Purchaser's name on an amended Schedule of Purchasers (which aggregate amount for all Subsequent Purchasers shall not exceed $10,000,000) and (ii) Warrants (which Warrants shall be identical to the Warrants issued to the Initial Purchasers including having proportionate warrant coverage to the amount of Debentures purchased) to purchase that number of Common Shares that shall be set forth opposite such Purchaser's name on an amended Schedule of Purchasers. Each Subsequent Purchaser shall execute a counterpart signature page to this Agreement agreeing to be bound by the terms hereof and the Company shall amend the Schedule of Purchasers to reflect such Subsequent Purchasers and shall distribute such amended Schedule of Purchasers to each of the Initial Purchasers. Notwithstanding the foregoing, in no event shall the Company issue any Debentures or Warrants to any Subsequent Purchaser if such issuance would require the registration of any of the Debentures or Warrants under the 1933 Act.

      Section 1.2 Purchase Price. The purchase price for the Debentures and Warrants to be acquired by each Purchaser (the "PURCHASE PRICE") shall be the Purchase Price set forth opposite such Purchaser's name on the Schedule of Purchasers hereto.

      Section 1.3 The Closing.

            (a) Timing. (i) Subject to the fulfillment or waiver of the conditions set forth in Article V hereof, the purchase and sale of $30,000,000 aggregate principal amount of the Debentures and applicable Warrants shall take place at a closing (the "INITIAL CLOSING"), at least one, but no more than three, Trading Days (as defined in the Debenture) following the date hereof or such other date as the Initial Purchasers and the Company may agree upon (the "INITIAL CLOSING DATE").

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                  (ii)  Subject to the fulfillment or waiver of the conditions set forth in Article V hereof, the purchase and sale of up to $10,000,000 aggregate principal amount of the Debentures and applicable Warrants to the Subsequent Purchasers shall take place at a closing (the "SUBSEQUENT CLOSING") at any time following the date hereof but no more than seven Trading Days following the date hereof (the "SUBSEQUENT CLOSING DATE"). The Initial Closing and the Subsequent Closing collectively are referred to in this Agreement as the "CLOSINGS." The Initial Closing Date and the Subsequent Closing Date collectively are referred to in this Agreement as the "CLOSING DATE."

            (b) Form of Payment and Closing. On the applicable Closing Date, the Company shall deliver to each Purchaser all of the Debentures and Warrants purchased by it hereunder, each registered in the name of such Purchaser or its nominee. The Debentures and Warrants shall be issued in accordance with the terms of this Agreement. On the applicable Closing Date each Purchaser shall deliver the Purchase Price set forth opposite such Purchaser's name on the Schedule of Purchasers by wire transfer to an account designated in writing by the Company at least one Business Day prior to the applicable Closing Date. In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the applicable Closing. The Debentures and Warrants will be fully owned and paid for by the Purchasers as of the applicable Closing Date.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

      Section 2.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchasers as of the date hereof and as of each Closing Date:

            (a) Organization and Qualification; Material Adverse Effect. The Company is a corporation duly incorporated and existing in good standing under the laws of the Province of New Brunswick and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have Subsidiaries (defined as any entity in which the Company, directly or indirectly, owns 25% or more of the capital stock or other equity or similar interest) other than the Subsidiaries listed on Schedule 2.1(a) attached hereto. Except where specifically indicated to the contrary, all references in this Agreement to subsidiaries shall be deemed to refer to all direct and indirect subsidiaries of the Company. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. In this Agreement, "Material Adverse Effect" means any adverse effect on the business, operations, properties, prospects or financial condition of the Company and its Subsidiaries and which is (either alone or together with all other adverse effects) material to the Company and its Subsidiaries taken as a whole, and any material adverse effect on the transactions contemplated under this Agreement, the Debentures, the Warrants, and the Registration Rights Agreement (the "TRANSACTION DOCUMENTS"), or any other agreement or document contemplated hereby or thereby.

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            (b)   Authorization; Enforcement. (i) The Company has all requisite corporate power and authority to enter into and perform the Transaction Documents and to issue the Debentures in accordance with the terms hereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby, including the issuance of the Debentures, have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors (or any committee or subcommittee thereof) or stockholders is required, (iii) when delivered, the Transaction Documents will have been duly executed and delivered by the Company, (iv) when delivered, the Transaction Documents will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except (A) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies, the discretion that a court may exercise in the granting of equitable remedies or by other equitable principles of general application, and (B) to the extent the indemnification provisions contained in this Agreement and the Registration Rights Agreement may be limited by applicable law and (v) the Debentures and Warrants and the Underlying Shares and Warrant Shares issuable upon the conversion and/or exercise thereof have been duly authorized and, upon issuance thereof and payment therefor in accordance with the terms of this Agreement, the Debentures and Warrants will be validly issued, free and clear of any and all liens, claims and encumbrances, except for restrictions on transfer imposed by applicable securities laws and referenced in Sections 6.1 and 6.2 below.

            (c) Capitalization. Except as set forth on Schedule 2.1(c), as of the date hereof, the authorized capital stock of the Company consists of an unlimited number of Common Shares, of which as of the date hereof, 25,849,146 shares are issued and outstanding and 2,375,290 shares are issuable and reserved for issuance pursuant to the Company's stock option plans or securities exercisable or exchangeable for, or convertible into, Common Shares. All of such outstanding shares have been, or upon issuance will be, validly issued, fully paid and nonassessable. As of the date hereof, except as disclosed in Schedule 2.1(c), (i) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register or qualify the sale of any of their securities the applicable securities laws and regulations of any jurisdiction ("SECURITIES Laws") other than pursuant to the Registration Rights Agreement,
(v) there are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance, exercise or conversion

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of the Debentures or the Warrants as described in this Agreement and (vii) the
Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. The Company has furnished to the Purchasers true and correct copies of the Company's Articles of Amalgamation, as amended and as in effect on the date hereof (the "ARTICLES OF AMALGAMATION"), and the Company's By-laws, as in effect on the date hereof (the "BY-LAWS"), and the terms of all securities convertible or exchangeable into or exercisable for Common Shares and the material rights of the holders thereof in respect thereto.

            (d) Issuance of Shares. Upon issuance in accordance with this Agreement and the terms of the Debentures and the Warrants, the Underlying Shares, the Interest Shares and the Warrant Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

            (e) No Conflicts. Except as disclosed in Schedule 2.1(e), the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby and issuance of the Debentures and Warrants, and the Underlying Shares and Warrant Shares will not (i) result in a violation of the Articles of Amalgamation or the By-laws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any material law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations, Canadian and provincial securities laws and regulations and the rules and regulations of the Toronto Stock Exchange ("PRINCIPAL MARKET") or other securities exchange or trading market on which the Common Shares are traded or listed) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Except as disclosed in
Schedule 2.1(e), neither the Company nor its Subsidiaries is in violation of any term of, or in default under, (x) its certificate of incorporation, any certificate of designations, preferences and rights of any outstanding series of preferred stock or by-laws or their organizational charter or by-laws, respectively, (y) any material contract, agreement, mortgage, indebtedness, indenture, instrument, or (z)(i) any judgment, decree or order or (ii) any statute, rule or regulation applicable to the Company or its Subsidiaries, the non-compliance with which (in the case of (z)(i) only), would be material to the Company or its Subsidiaries or interfere with the performance of its obligations under the Transaction Documents. Except as set forth on Schedule 2.1(e) or as specifically contemplated by this Agreement and as required under Securities Laws and the rules of the Principal Market, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under, or contemplated by, the Transaction Documents or the issuance of the Debentures, the Warrants and the Underlying Shares and Warrant Shares, in accordance with the terms hereof or thereof. Except as disclosed in Schedule 2.1(e), all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

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            (f)   Regulatory Filings.

                  (i) Since January 1, 2003, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the applicable regulatory authorities ("REGULATORY AUTHORITIES") pursuant to the reporting requirements of the Securities Laws (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "REGULATORY FILINGS"). The Company has delivered to each Purchaser or its representatives true and complete copies of any Regulatory Filings that were not filed electronically via SEDAR. As of their respective dates, the Regulatory Filings complied in all material respects with the requirements of the Securities Laws applicable to the Regulatory Filings, and none of the Regulatory Filings, at the time they were filed with the Regulatory Authorities, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the Regulatory Filings complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Regulatory Authorities with respect thereto. Such financial statements have been prepared in accordance with Canadian generally accepted accounting principles, consistently applied, during the periods involved (except (x) as may be otherwise indicated in such financial statements or the notes thereto, or (y) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other written information provided by or on behalf of the Company to the Purchasers which is not included in the Regulatory Filings, including, without limitation, information referred to in Section 2.2(b) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

                  (ii) The Company (A) is a reporting issuer in the Canadian provinces of British Columbia, Alberta and Ontario ("CANADIAN JURISDICTIONS") and not in default of applicable Canadian Securities Laws;
      (B) has a current Annual Information Form and is eligible under National Instrument 44-101 to file a short form prospectus with Canadian securities regulatory authorities of the Canadian Jurisdictions; and (C) meets the general eligibility requirements for use of Form F-10 under the 1933 Act.

            (g) Absence of Certain Changes. Except as disclosed in Schedule 2.1(g), since December 31, 2003 there has been no adverse change or adverse development in the business, properties, assets, operations, financial condition, prospects, liabilities or results of operations of the Company or its Subsidiaries which has had or, to the knowledge of the Company or its Subsidiaries, is reasonably likely to have a Material Adverse Effect. The Company has not taken any steps, and does not currently expect to take any steps, to seek

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protection pursuant to any bankruptcy law nor does the Company or its
Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings. Except as disclosed in the Regulatory Filings, Schedule 2.1(g) lists all material events, transactions and agreements which have occurred or been entered into by the Company since January 1, 2003.

            (h) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Shares or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such, (i) except as set forth in Regulatory Filings which were filed at least 10 days before the date hereof, (ii) except as set forth in Schedule 2.1(h), and
(iii) except which would not be reasonably likely to result in net liability to the Company in excess of $5,000,000.

            (i) Acknowledgment Regarding Purchaser's Purchase of Securities. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further represents to the Purchasers that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

            (j) No Undisclosed Events, Liabilities, Developments or Circumstances. Except for the execution of this Agreement (the material terms of which will be disclosed in the press release referred to in Section 3.10 below), no event, liability, development or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a filing filed with the Regulatory Authorities relating to an issuance and sale by the Company of its Common Shares and which has not been publicly disclosed.

            (k) No Inside Information. Neither the Company nor any of its Subsidiaries or any of their officers, directors, employees or agents have provided, and they shall not provide, any Purchaser with any material non-public information.

            (l) No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of Debentures and Warrants to the Purchasers to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of the Principal Market, nor will the Company or any of its Subsidiaries take any action or steps that would cause the offering of the Debentures to be integrated with other offerings.

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            (m)   Employee Relations. Neither the Company nor any of its
Subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened, the effect of which would be reasonably likely to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement. The Company and its Subsidiaries believe that relations between the Company and its Subsidiaries and their respective employees are good. No "executive officer" as defined in Rule 501(f) of the 1933 Act whose departure would be adverse to the Company has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company.

            (n) Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. Except as set forth on Schedule 2.1(n), none of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate within two (2) years from the date of this Agreement where such expiration or termination could reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth on Schedule 2.1(n), there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its Subsidiaries regarding trademarks, trade name rights, patents, patent rights, inventions, copyrights, licenses, service names, service marks, service mark registrations, trade secrets or other infringement. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

            (o) Environmental Laws. Except as set forth in Schedule 2.1(o)], the Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, provincial, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("ENVIRONMENTAL LAWS"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where such noncompliance or failure to receive permits, licenses or approvals referred to in clauses (i), (ii) or (iii) above could have, individually or in the aggregate, a Material Adverse Effect.

            (p) Title. The Company and its Subsidiaries have good and marketable title to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 2.1(p) or such as do not materially and adversely affect the value of such property and do not interfere with the use

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made and proposed to be made of such property by the Company or any of its
Subsidiaries. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company and its Subsidiaries.

            (q) Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary for comparably situated companies in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its Subsidiaries taken as a whole.

            (r) Regulatory Permits. The Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities, necessary to conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

            (s) Internal Accounting Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            (t) Foreign Corrupt Practices Act. Neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of acting for, or on behalf of, the Company, directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar treaties of the United States; or directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee.

            (u) Tax Status. The Company and each of its Subsidiaries has duly and timely made or filed all Canadian federal and provincial income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, has duly completed and correctly

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reported all income and all other amounts and information required to be reported, and (i) has duly and timely paid all taxes and other governmental assessments and charges, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (ii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. The Company has duly and timely withheld all taxes and other amounts required by applicable law to be withheld by it, and has duly and timely remitted to the appropriate government of authority such taxes and any other amounts required by law to be remitted by it. The Company has duly and timely paid all installments on account of taxes for the current year. There are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the Company is not aware of any basis for any such claim.

            (v) Certain Transactions. Except as set forth on Schedule 2.1(v) and in the Regulatory Filings filed on SEDAR or EDGAR at least thirty (30) Trading Days prior to the date hereof and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed on Schedule 2.1(c), none of the officers, directors or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director or any such employee has a substantial interest or is an officer, director, trustee or partner.

            (w)   Acknowledgment of Dilution; Hedging.

                  (i) The Company understands and acknowledges that the number of Underlying Shares issuable upon conversion of Debentures and Warrant Shares issuable upon exercise of the Warrants, pursuant to the Debentures and Warrants purchased pursuant to this Agreement will increase in certain circumstances. The Company further acknowledges that, subject to such limitations as are expressly set forth in the Transaction Documents, its obligation to issue Underlying Shares upon conversion of Debentures and Warrant Shares upon exercise of Warrants pursuant to this Agreement is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

                  (ii) The Company acknowledges that the issuance of the Underlying Shares, as contemplated hereby and by the provisions of the Debentures, could result in material dilution of the equity interests in the Company held as of the date hereof by the Company's existing shareholders. The Company further acknowledges that (i) the Purchasers may engage in hedging activities at various times during the period following the public announcement of the execution of this Agreement as provided in
      Section 3.10 below, and during the period that the Debentures are outstanding, including, without limitation, during the periods that the value of the Common Shares deliverable with respect to the Debentures is being determined, and (ii) such hedging activities (if any) could reduce the value of such existing shareholders' equity interests in the Company at and after the time that the hedging activities are being conducted.

            (x) Application of Takeover Protections. There are no anti-takeover provisions contained in the Company's Articles of Amalgamation or otherwise which will or could be triggered as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Underlying Shares and the Purchasers' ownership of the Underlying Shares.

            (y) Rights Plan. Neither the Company nor any of its Subsidiaries has adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Shares or a change in control of the Company.

            (z) Obligations Absolute. The Company agrees that, subject only to the conditions, qualifications and exceptions (if any) specifically set forth in the Transaction Documents, its obligations under the Transaction Documents are unconditional and absolute. Except to the extent (if any) specifically set forth in the Transaction Documents, the Company's obligations thereunder are not subject to any right of set off, counterclaim, delay or reduction.

            (aa) Issuance of Underlying Shares and Warrant Shares. The Underlying Shares and Warrant Shares are duly authorized and reserved for issuance and, upon conversion of Debentures in accordance with the terms thereof or exercise of the Warrants in accordance with the terms thereof, such Underlying Shares or Warrant Shares will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances, except for transfer restrictions imposed by applicable securities laws, and listed on the Principal Market and may be listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market (each "an Approved Market"), and the holders of such Underlying Shares or Warrant Shares shall be entitled to all rights and preferences accorded to a holder of Common Shares. As of the date of this Agreement, the outstanding Common Shares are currently listed on the Principal Market.

            (bb) Brokers. Other than its Letter of Agreement with Merrill Lynch, the Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company or the Purchasers relating to this Agreement or the transactions contemplated hereby, provided that any such fees shall be paid by the Company.

            (cc) No MFN or Variable Rate Transactions. The Company has no outstanding securities or other instruments issued pursuant to any MFN or Variable Rate Transaction.

                        "MFN TRANSACTION" shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions (the "MFN OFFERING") which grants to the investor (the "MFN INVESTOR") the right to receive additional securities based upon future capital raising transactions of the Company on terms more favorable than those granted to the MFN Investor in the MFN Offering.

                        "VARIABLE RATE TRANSACTION" shall mean a transaction in which the Company issues or sells, on or subsequent to the Initial Closing Date
(a) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares Common Shares either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Shares at any time after the initial issuance of such debt or equity securities, or (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Shares (but excluding standard anti-dilution provisions), or (b) any securities of the Company pursuant to an "equity line" structure which provides for the sale, from time to time, of securities of the Company which are registered for resale pursuant to the 1933 Act or to be qualified for resale under the Securities Laws.

            (dd)  Indebtedness.

                        (1) Except as disclosed in Schedule 2.1(dd), neither the Company nor any of its Subsidiaries has any outstanding Indebtedness (as defined below). Schedule 2.1(dd) provides a description of the material terms of any such outstanding Indebtedness. For purposes of this Agreement: (i) "Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in accordance with Canadian GAAP, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (ii) "CONTINGENT OBLIGATION" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

                        (2) The Company and its Subsidiaries are (i) current with respect to all payment obligations regarding Indebtedness for borrowed money or debt securities;

and (ii) except as set forth in Schedule 2.1(ee), have no outstanding accounts payable or other trade creditor obligations in excess of 30 days old.

            (ee) Financial Position. None of the Company, its Subsidiaries nor any of their Affiliates has received any communication, written or oral, from the Company's independent auditors that such auditors intend to include a "going concern" or other qualification in their opinion with respect to Company's financial statements for the years ended December 31, 2003 and 2004, nor does the Company have any knowledge of any facts or circumstances which would reasonably require their auditors to include such a "going concern" or other qualifications in such opinion.

            (ff) Listing and Maintenance Requirements. Between January 1, 2003 and July 14, 2004, when it became listed on the Principal Market, the Company was in compliance with all listing and maintenance requirements for the TSX Venture Exchange and since July 14, 2004, the Company has been in compliance with all listing and maintenance requirements for the Principal Market except, in each case, as could not reasonably be expected to result in a Material Adverse Effect. The Company has no knowledge of any facts or circumstance which would reasonably lead to delisting or suspension of the Common Shares by the Principal Market in the foreseeable future. Since January 1, 2003, the Company has not received any communication, written or oral, from Regulatory Authorities or the TSX Venture Exchange or the Principal Market regarding the suspension or delisting of the Common Shares from the Principal Market, other than the migration of the Common Shares from the TSX Venture Exchange in connection with the commencement of listing on the Principal Market.

            (gg) Legends. The Company shall issue the Debentures and Warrants and certificates for the Underlying Shares and Warrant Shares to the Purchaser without any legend except as described in Article VI below.

      Section 2.2 Representations and Warranties of the Purchaser. Each Purchaser on behalf of itself, severally and not jointly, hereby makes the following representations and warranties to the Company as of the date hereof and the applicable Closing Date:

            (a) Accredited Investor Status; Sophisticated Purchaser. The Purchaser is an "accredited investor" as that term is defined in Rule 501(a)(1),
(2), (3) or (7) of Regulation D under the 1933 Act and as defined in Ontario Securities Commission Rule 45-501 Exempt Distributions and Multilateral Instrument 45-103 Capital Raising Exemptions of the Canadian Securities Administrators. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Debentures, the Warrants, Underlying Shares and Warrant Shares. The Purchaser acknowledges that it can bear that economic risk and complete loss of its investment in the Debentures, the Warrants, the Underlying Shares and the Warrant Shares.

            (b) Information. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company which have been requested and materials relating to the offer and sale of the Debentures, the Warrants, Warrant Shares and Underlying Shares which have been requested by the Purchaser. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the

Company. Neither such inquiries nor any other due diligence investigations conducted by the Purchaser or its advisors, if any, or its representatives shall modify, amend or affect the Purchaser's right to rely on the Company's representations and warranties contained in Section 2.1 above. The Purchaser understands that its purchase of the Debentures and Warrants involves a high degree of risk. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Debentures and Common Shares.

            (c) No Governmental Review. The Purchaser understands that no United States federal or state agency, any other government or governmental agency, or Regulatory Authority has passed on or made any recommendation or endorsement of the Debentures and Underlying Shares or the fairness or suitability of the investment in the Debentures, Warrants, Warrant Shares and Underlying Shares nor have such authorities passed upon or endorsed the merits thereof.

            (d) Legends. The Purchaser acknowledges that, while any certificate representing Underlying Shares or Warrant Shares contains legends restricting their transfer, (i) such securities cannot be traded through the facilities of the Toronto Stock Exchange since the certificate is not freely transferable and consequently is not "good delivery" in settlement of transactions on the Toronto Stock Exchange; and (ii) that the Toronto Stock Exchange would deem the selling securityholder to be responsible for any loss incurred on a sale made by him in such securities. As such, at any such time that there is a restrictive legend on any certificate representing Underlying Shares, such certificate shall also bear the following legend:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE; HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF SUCH EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE.

            (e) Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Purchaser and is a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies. The Purchaser has the requisite power and authority to enter into and perform its obligations under this Agreement, entered into by the parties hereto in connection with the transactions contemplated by this Agreement.

            (f) Residency. Each Purchaser is a resident of the jurisdiction set forth opposite such Purchaser's name on the Schedule of Purchasers.

            (g) No Conflicts. The execution, delivery and performance of this Agreement, by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby will not (i) result in a violation of the certificate of incorporation, by-laws or other documents of organization of the Purchaser or (ii) result in a violation of any law, rule, regulation or decree applicable to the Purchaser.

            (h) Purchase Representation. The Purchaser is purchasing the Debentures and the Warrants for its own account and not with a view to distribution in violation of any securities laws provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Debentures or Warrants for a minimum or other specific term and reserves the right to dispose of the Debentures or Warrants in accordance with or pursuant to a registration statement or an exemption under the 1933 Act and/or applicable Canadian securities laws. The Purchaser understands that neither the Debentures, the Warrants nor the Common Shares issuable upon conversion or exercise thereof have been registered under the 1933 Act or qualified under the "blue sky" laws of any jurisdiction and may be resold in the U.S. only if registered pursuant to the provisions of the 1933 Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law. The Purchaser has been advised and understands that the Company, in issuing the Debentures and Warrants, is relying upon, among other things, the representations and warranties of the Purchaser contained in this Section 2.2 in concluding that such issuance is a "private offering" and is exempt from the registration provisions of the 1933 Act. The Purchaser acknowledges that it may be required to complete and be bound by a Toronto Stock Exchange Private Placement Questionnaire and Undertaking.

            (i) Rule 144. The Purchaser understands that there is no public trading market for the Debentures or Warrants, that none is expected to develop, and that the Debentures and Warrants must be held indefinitely unless and until such Debentures, Warrants or Underlying Shares or Warrant Shares received upon conversion or exercise thereof are registered under the 1933 Act or an exemption from registration is available. The Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the 1933 Act.

            (j) Brokers. The Purchaser has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company or the Purchaser relating to this Agreement or the transactions contemplated hereby.

            (k) Reliance by the Company. The Purchaser understands that the Debentures and Warrants are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to acquire the Debentures and Warrants, and the Underlying Shares and Warrant Shares issuable upon conversion or exercise thereof.

                                   ARTICLE III

                                    COVENANTS

      Section 3.1 Registration and Listing; Effective Registration. Until such time as no Debentures or Warrants are outstanding, the Company (a) will cause the Common Shares (including the Underlying Shares, the Interest Shares and the Warrant Shares) to (i) continue at all times to be listed on the Principal Market and (ii) after the initial listing of the Common Shares on an Approved Market, continue at all times to be listed on an Approved Market, (b) will comply in all material respects with its reporting and filing obligations under the Securities Laws, and (c) will not take any action or file any document (whether or not permitted by the Securities Laws or the rules thereunder) to terminate or suspend such reporting and filing obligations. Until such time as no Debentures or Warrants are outstanding, the Company shall comply in all material respects with the Company's reporting, filing and other obligations under the by-laws or rules of each Approved Market on which the Common Shares are subsequently listed.

      Section 3.2 Certificates on Conversion. Upon any conversion by the Purchaser (or then holder of Debentures) of the Debentures pursuant to the terms thereof, the Company shall, if the Purchaser so elects, issue and deliver to the Purchaser (or holder) within three (3) Trading Days of the conversion date a new Debenture or Debentures for the aggregate principal amount of Debentures which the Purchaser (or holder) has not yet elected to convert but which are evidenced in part by the Debentures submitted to the Company in connection with such conversion (with the denominations of such new Debenture(s) designated by the Purchaser or holder).

      Section 3.3 Replacement Debentures. The Debenture(s) held by the Purchaser (or another holder) may be exchanged by the Purchaser (or such holder) at any time and from time to time for Debenture(s) with different denominations representing an equal aggregate principal amount of Debenture(s), as requested by the Purchaser (or such holder) upon surrendering the same to the Company at the address set forth in the Debenture. No service charge will be made for such registration or transfer or exchange.

      Section 3.4 Securities Compliance. The Company shall notify the Regulatory Authorities, the Principal Market and any Approved Market on which the Common Shares are listed, in accordance with their requirements, of the transactions contemplated by this Agreement, the Debentures and the Warrants and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Debentures, the Warrants and the Underlying Shares and Warrant Shares issuable upon conversion or exercise thereof.

      Section 3.5 Notices. The Company agrees to provide all holders of Debentures and Warrants with copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided to the holders of Common Shares, contemporaneously with the delivery of such notices or information to such holders of Common Shares.

      Section 3.6 Use of Proceeds. The Company agrees that the net proceeds received by the Company from the sale of the Debentures and Warrants, shall be used only for acquisitions, operations and working capital.

      Section 3.7 Reservation of Shares; Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Debentures and exercise of the Warrants, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all Debentures and the exercise of all Warrants. .

      Section 3.8 Best Efforts. The parties shall use their best efforts to satisfy timely each of the conditions described in Article V of this Agreement.

      Section 3.9 Form D; Blue Sky Laws; Form 45-501F1.

            (a) The Company agrees to file a Form D with respect to the Debentures and the Warrants, in accordance with Regulation D and to provide a copy thereof to the Purchaser promptly after such filing. The Company shall, on or before the applicable Closing Date, take such action as the Company shall have reasonably determined is necessary to qualify the Debentures, Warrants, Underlying Shares and Warrant Shares for sale to the Purchaser under applicable securities or "blue sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Purchaser on or prior to the applicable Closing Date; provided, however, that the Company shall not be required in connection therewith to register or qualify as a foreign corporation in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits or taxation, in each case, in any jurisdiction where it is not now so subject.

            (b) The Company agrees to file a Form 45-501F1 with respect to the Debentures and Warrants pursuant to Rule 45-501 - Exempt Distributions of the Ontario Securities Commission within the manner and in the time periods specified thereunder.

      Section 3.10 Publicity. The Company shall, immediately following the entry into this Agreement, issue a press release in Canada (which shall specifically state that it is not for dissemination in the United States) with respect to such transactions, in the form of the press release attached as EXHIBIT D hereto (the "PRESS RELEASE"). On or before 5:00 p.m., New York Time, on the first Business Day following the date hereof, the Company shall file a material change report, which shall be available on SEDAR, describing the terms of the transactions contemplated by the Transaction Documents, and attaching the material Transaction Documents (including, without limitation, this Agreement (and all schedules to this Agreement), the form of Debenture, the form of Warrant and the Registration Rights Agreement) as exhibits to such filing (including all attachments, the "MATERIAL CHANGE REPORT"). From and after the publication of the Press Release, no Purchaser shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the Press Release. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide any Purchaser with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the Press Release without the express written consent of such Purchaser. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, a Purchaser shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. No Purchaser shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, shareholders or agents for any such disclosure. Subject to the foregoing, neither the Company nor any Purchaser shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Purchaser, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the Material Change Report and contemporaneously therewith and
(ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Purchaser shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).

      Section 3.11 Foreign Private Issuer. So long as the Debenture and Warrants are outstanding, the Company shall remain a "foreign private issuer" as defined in the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); provided however, that the Company may cease to be a foreign private issuer as a result of a Permitted Merger Transaction. As used herein, a Permitted Merger Transaction is any merger, consolidation or similar transaction in which the holder of Debentures or Warrants is entitled to receive cash, securities or other property, and any securities which the holder is entitled to receive are registered, freely tradable and listed on the Principal Market or an Approved Market.

      Section 3.12 Prohibited Issuances. The Company shall not issue any Common Shares, or warrants, options or any other securities convertible or exchangeable for Common Shares, at a price per Common Share that is less than the Conversion Price (as defined in the Debenture) until 60 days after the Initial Closing Date.

      Section 3.13 Transactions With Affiliates. The Company agrees that any transaction or arrangement between it or any of its Subsidiaries and any affiliate or employee of the Company shall be effected on an arms' length basis in accordance with customary commercial practice and, except with respect to grants of options and stock to service providers, including employees and consultants, shall be approved by a majority of the Company's outside directors.

      Section 3.14 Transfer of Assets; Subsidiaries. While any of the Debentures remain outstanding, without the prior written consent of the Purchasers (which may be withheld in the Purchasers' sole discretion), neither the Company nor any of the Subsidiaries shall sell, offer to sell, or otherwise transfer, or dispose of any material portion of their respective assets other than for fair value or in the ordinary course of business in accordance with past practice.

      Section 3.15 Incurrence of Indebtedness.

            (a) Definitions. For purposes of the Transaction Documents, the following definitions shall apply:

                  (i) "ANZ CREDIT FACILITY" means that certain loan of [deleted for confidentiality].

                  (ii) "BNP CREDIT FACILITY" means that certain [deleted for confidentiality].

                  (iii) "COLLATERAL ACCOUNT" shall have the meaning provided to such term in Section 3.23 hereof.

                  (iv) "DEFEASANCE AMOUNT" means (i) with respect to any Indebtedness incurred solely in connection with the purchase of equipment ("EQUIPMENT FINANCING"), an amount equal to 20% of such Equipment Financing (ii) with respect to any Indebtedness incurred solely in connection with a Project Financing Indebtedness, an amount equal to 5% of such Project Financing Indebtedness and (iii) in all other circumstances an amount equal to 25% of such Indebtedness.

                  (v) "PERMITTED DEFEASED INDEBTEDNESS" means Indebtedness incurred by the Company or its Subsidiaries provided that the Company irrevocably deposits in the Collateral Account cash in U.S. dollars, non-callable U.S. Government Obligations (as defined in the Debentures), or a combination thereof, in an amount equal to or greater than the applicable Defeasance Amount.

                  (vi)  "PERMITTED INDEBTEDNESS"

                        (A)   the BNP Credit Facility and the ANZ Credit
            Facility;

                        (B)   Loan Agreement [deleted for confidentiality];

                        (C)   Deferred payment of [deleted for confidentiality];

                        (D) The vendor financing of the balance of the purchase price with respect to the prospective purchase of Shell Papua New Guinea Limited by the Company or a nominee of the Company under the Purchase and Sale Agreement between Shell Overseas Holdings Limited and the Company not to exceed $[deleted for confidentiality];

                        (E)   Loan of [deleted for confidentiality];

                        (F)   Loan Agreements between [deleted for
            confidentiality];

                        (G) Obligations with respect to customary provisions regarding post-closing purchase price adjustments and indemnification in agreements for the purchase or sale of a business or assets;

                        (H)   Permitted Refinancing Indebtedness;

                        (I) Indebtedness arising out of payment obligations under non-speculative hedging transaction; and

                        (J)   Inter-company Indebtedness.

                  (vii) "PERMITTED REFINANCING INDEBTEDNESS" means the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Permitted Indebtedness described in clauses (B) through (F) in the definition thereof, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent incurrence of, Indebtedness; provided, that, the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing and such new Indebtedness has a stated maturity for its final scheduled principal payment that is at least 91 days later than the stated maturity for the final scheduled principal payment of the Debentures; and, provided further, that, the interest for such new Indebtedness is no greater than market rate interest for comparable Indebtedness.

                 (viii) "PROJECT FINANCING INDEBTEDNESS" means Indebtedness of any Subsidiary of the Company incurred in connection with the acquisition by the such Subsidiary of fixed assets used in the oil and gas Business (including office buildings and other real property used in conducting its operations) and any renewals and refinancings of such Indebtedness; provided that the holders of such Project Financing Indebtedness agree that they will look solely to the fixed assets so acquired which secure such Indebtedness (subject to customary exceptions such as indemnifications for environmental, title, fraud and other matters), and neither the Company nor any other Subsidiary (a) is directly or indirectly liable for such Indebtedness or (b) provides credit support, including any undertaking, guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a lien on such acquired fixed assets or the stock of the Subsidiary which holds such assets).

            (b) Prohibition on Additional Indebtedness. So long as any Debenture is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness other than Permitted Indebtedness and other than the Indebtedness evidenced by the Debentures unless either of the following conditions have been met:

                  (i) Both prior to and after giving effect to the incurrence of such Indebtedness, the aggregate Indebtedness of the Company and its Subsidiaries (on a consolidated basis) is not in excess of [deleted for confidentiality] for the Company and its Subsidiaries (on a consolidated basis) for the twelve-month period ending with the last day of the period covered by, and as set forth in the financial statements of, the Company's most recently filed Form 20-F or Form 6-K. To the extent that the Company or its Subsidiary incurs any such Indebtedness in connection with the bona fide purchase of a business, EBITDA for such twelve-month period shall include the EBITDA of such purchased business during such period calculated on a pro forma basis as if the acquisition occurred on the first day of the period; or

                  (ii) Such Indebtedness would qualify as Permitted Defeased Indebtedness.

      Section 3.16 Dividends; Stock Repurchases. So long as any Debentures remain outstanding, the Company will not declare any dividends on any shares of any class of its capital stock (other than dividends consisting solely of Common Shares or rights to purchase Common Shares), or apply any of its property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of its capital stock.

      Section 3.17 Corporate Existence; Reporting Company. So long as any Debentures or Warrants remain outstanding, (i) the Company and each Subsidiary will maintain its corporate existence in good standing and remain qualified to do business as a foreign corporation in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary and (ii) following its listing on the AMEX, will remain a reporting issuer under the Exchange and applicable Canadian securities laws.

      Section 3.18 MFN and Variable Rate Transactions. So long as any Debentures or Warrants remain outstanding, the Company will not engage in any MFN Transactions or Variable Rate Transactions.

      Section 3.19 Withholding. If withholding on payments to any Purchaser under the Debenture are required, the Company will withhold at the lowest rate permitted by the Treaty.

      Section 3.20 AMEX Listing. The Company will use its commercially reasonable efforts to have the Common Shares listed for trading on the American Stock Exchange no later than 120 days from the Initial Closing Date.

      Section 3.21 Additional Issuances of Securities.

            (a) From the date hereof until the date that no Debentures remain outstanding, the Company will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of any of its or its subsidiaries' equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for Common Shares or any rights, warrants or options to subscribe for or purchase Common Shares or any stock or securities that are convertible into or exercisable or exchangeable for Common Shares (any such offer, sale, grant, disposition or announcement being referred to as a "SUBSEQUENT PLACEMENT") unless the Company shall have first complied with this Section 3.21.

                  (i) The Company shall deliver to each Purchaser a written notice (the "OFFER NOTICE") of any proposed or intended issuance or sale or exchange (the "OFFER") of the securities being offered (the "OFFERED SECURITIES") in a Subsequent Placement, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with the Purchasers not less than 30% of the Offered Securities, allocated among the Purchasers (a) based on such Purchaser's pro rata portion of the number of Underlying Shares into which the Debentures purchased hereunder are convertible at such time (the "BASIC AMOUNT"), and (b) with respect to each Purchaser that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Purchasers as such Purchaser shall indicate it will purchase or acquire should the other Purchasers subscribe for less than their Basic Amounts (the "UNDERSUBSCRIPTION AMOUNT").

                  (ii) To accept an Offer, in whole or in part, a Purchaser must deliver a written notice to the Company prior to the end of the tenth
      (10th) Business Day after such Purchaser's receipt of the Offer Notice (the "OFFER PERIOD"), setting forth the portion of the Purchaser's Basic Amount that such Purchaser elects to purchase and, if such Purchaser shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Purchaser elects to purchase (in either case, the "NOTICE OF ACCEPTANCE"). If the Basic Amounts subscribed for by all Purchasers are less than the total of all of the Basic Amounts, then each Purchaser who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the "AVAILABLE UNDERSUBSCRIPTION AMOUNT"), each Purchaser who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of such Purchaser bears to the total Basic Amounts of all Purchasers that have subscribed for Undersubscription Amounts, subject to rounding by the Company to the extent its deems reasonably necessary.

                  (iii) The Company shall have fifteen (15) days from the expiration of the Offer Period above to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Purchasers (the "REFUSED SECURITIES"), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer Notice.

                  (iv) In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 3.21(a)(iii) above), then each Purchaser, at its sole option and in its sole discretion, may reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Purchaser elected to purchase pursuant to Section 3.21(a)(ii) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange

      (including Offered Securities to be issued or sold to Purchasers pursuant to Section 3.21(a)(iii) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Purchaser so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Purchasers in accordance with Section 3.21(a)(i) above.

                  (v) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Purchasers shall acquire from the Company, and the Company shall issue to the Purchasers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 3.21(a)(iii) above if the Purchasers have so elected, upon the terms and conditions specified in the Offer. The purchase by the Purchasers of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Purchasers of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Purchasers and their respective counsel.

                  (vi) Any Offered Securities not acquired by the Purchasers or other Persons in accordance with Section 3.21(a)(iii) above may not be issued, sold or exchanged until they are again offered to the Purchasers under the procedures specified in this Agreement.

            (b) Exceptions. The restrictions contained in Subsection (a) above shall not apply (1) in connection with any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, director or consultant for services provided to the Company or any of its subsidiaries, or pursuant to the exercise of any securities of the Company issued thereunder; (2) upon exercise of the Warrants or conversion of the Debentures or upon issuance of the Interest Shares; (3) upon conversion of any options or convertible securities that are outstanding on the day immediately preceding the Closing Date, provided, that the terms of such options or convertible securities are not amended, modified or changed on or after the Closing Date; (4) in connection with any bona fide strategic transaction or acquisition by the Company, whether through an acquisition for stock or a merger, of any business, assets or technologies the primary purpose of which is not to raise equity capital; (5) in connection with any issuance of securities that is not (A) a private placement under Canadian or U.S. securities laws or the rules of the Principal Market (or the Approved Market, if applicable) or (B) a sale to a limited number of institutional investors pursuant to a shelf registration statement; or (6) if the consideration therefor consists solely of non-cash or non-marketable securities and the transaction was not undertaken primarily for financing purposes.

      Section 3.22 Segment Reporting. Beginning January 1, 2005, the Company shall issue its financial statements in a manner such that Average Consolidated EBITDA for each quarter thereafter shall be readily determinable.

      Section 3.23 Collateral Account. The Company shall use its commercially reasonable best efforts to establish within ten days of the Initial Closing Date and maintain at all times thereafter free from any and all competing liens, a cash collateral account at a bank or other financial institution reasonably acceptable to the Initial Purchasers (the "COLLATERAL ACCOUNT") with respect to which the Company has delivered to the Trustee (as defined in the Debenture) as the collateral agent (the "COLLATERAL AGENT") an account control agreement satisfactory in form and substance to the Collateral Agent duly executed by the Company and such bank or financial institution. The Company hereby grants to the Collateral Agent (for the benefit of the holders of the Debentures) a first priority security interest in the Collateral Account, all cash, U.S. Government Obligations (as defined in the Debentures) and/or other property deposited therein from time to time and all products and proceeds thereof, as collateral security for the Company's obligations under this Agreement and the Debentures, whether now existing or hereafter incurred.

                                   ARTICLE IV

                           TRANSFER AGENT INSTRUCTIONS

            The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of each Purchaser or its respective nominee(s), for the Underlying Shares and Warrant Shares in such amounts as specified from time to time by a Purchaser to the Company upon delivery of a conversion or exercise notice or repayment of any portion of the Debenture in Common Shares or upon delivery of an exercise notice for the Warrant and Warrant Shares (the "IRREVOCABLE TRANSFER AGENT INSTRUCTIONS"). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Purchasers by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section, that the Purchasers shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

                                   ARTICLE V

                             CONDITIONS TO CLOSINGS

      Section 5.1 Conditions Precedent to the Obligation of the Company to Sell. The obligation hereunder of the Company to issue and/or sell the Debentures and Warrants at the Closing is subject to the satisfaction, at or before the Closing, of each of the applicable conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

            (a) Accuracy of the Purchaser's Representations and Warranties. The representations and warranties of the Purchasers will be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time.

            (b) Performance by the Purchaser. The Purchasers shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Purchasers at or prior to the Closing, including payment of the purchase price set forth on the signature page hereto.

            (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

      Section 5.2 Conditions Precedent to the Obligation of each Purchaser to Purchase. The obligation hereunder of each Purchaser, to acquire and pay for the Debentures and Warrants at the Closing is subject to the satisfaction, at or before the Closing, of each of the applicable conditions set forth below. These conditions are for each Purchaser's benefit and may be waived by such Purchaser at any time in its sole discretion.

            (a) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects (except those representations and warranties which are qualified by materiality in which case such representations and warranties shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties as of an earlier date, which shall be true and correct in all material respects (except those representations and warranties which are qualified by materiality in which case such representations and warranties shall be true and correct in all respects) as of such date).

            (b) Performance by the Company. The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company at or prior to the Closing, including, without limitation, delivery of the Debentures and Warrants to the Purchasers.

            (c) Registration Rights Agreement. The Company and the Purchasers shall have entered into the Registration Rights Agreement.

            (d) TSE. From the date hereof to the Closing Date, trading in the Company's Common Shares shall not have been suspended (which shall not include any halt in trading) nor shall there have been any pending or threatened suspensions, and the Common Shares shall be listed on the Principal Market.

            (e) No Injunction; TSE Approval. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the Transaction Documents. The Principal Market shall have approved the listing of the Underlying Shares and Warrant Shares for trading thereon. The Principal Market shall not have objected or indicated that it may object to the consummation of any of the transactions contemplated by this Agreement.

            (f) Opinion of Counsel. At the Closing, the Purchasers shall have received an opinion of counsel to the Company in the form attached hereto as EXHIBIT F and such other opinions, certificates and documents as the Purchasers or their counsel shall reasonably require incident to the Closing.

            (g) Officer's Certificates. The Company shall have delivered to the Purchaser a certificate in form and substance satisfactory to the Purchasers and their counsel, executed by an officer of the Company, certifying as to satisfaction of closing conditions, incumbency of signing officers, and the true, correct and complete nature of the Articles of Amalgamation, By-Laws, good standing and authorizing resolutions of the Company.

            (h) Miscellaneous. The Company shall have delivered to the Purchasers such other documents relating to the transactions contemplated by this Agreement or the Purchasers or their counsel may reasonable request.

                                   ARTICLE VI

                                LEGEND AND STOCK

      Section 6.1 U.S. Legend.

            (a) Upon payment therefor as provided in this Agreement, the Company will issue one or more Debentures and Warrants in the name each Purchaser or its nominees and in such denominations to be specified by such Purchaser prior to (or from time to time subsequent to) Closing. Each Debenture and Warrant and any certificate representing Underlying Shares or Warrant Shares issued upon conversion or exercise thereof, prior to such Underlying Shares of Warrant Shares becoming duly registered under the 1933 Act and freely tradeable on the Principal Market, shall be stamped or otherwise imprinted with legends in substantially the following form:

            THESE SECURITIES HAVE NOT BEEN REGISTERED FOR OFFER OR SALE UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

            (b) The Company agrees to reissue certificates representing Debentures, Warrants or Common Shares issuable upon conversion of Debentures or exercise of Warrants, without the legends set forth above in Section 6.1(a), at such time as (i) the holder thereof is permitted to dispose of such Debentures or Warrants and/or Underlying Shares or Warrant Shares issuable upon conversion of the Debentures or exercise of the Warrants without registration under the 1933 Act, or (ii) such securities are sold to a purchaser or purchasers who (in the opinion of counsel to the seller or the Purchaser, in form and substance reasonably satisfactory to the Company and its counsel) are able to dispose of such shares publicly without registration under the 1933 Act and state securities laws, or (iii) such securities have been sold pursuant to an effective registration statement under the 1933 Act, or (iv) a declaration by the seller that such securities have been sold pursuant to Rule 904 under Regulation S of the 1933 Act.

      Section 6.2 Canadian Legend.

            (a) For a period of four months from the Closing Date, each Debenture and Warrant and any certificate representing Underlying Shares or Warrant Shares issued upon conversion or exercise thereof shall bear the following legend:

            Unless permitted under securities legislation, the holder of this security must not trade the security in Canada before the date that is four months and one day following the Closing Date (the "FREE TRADING DATE"). The securities issuable upon exercise or conversion of the securities represented by this certificate are listed on the Toronto Stock Exchange; however, the said securities can not be traded through the facilities of such exchange since they are not freely transferable, and consequently any certificate representing such securities is not "good delivery" in settlement of transactions on the Toronto Stock Exchange.

            (b) For a period of four months from the Closing Date, any certificate representing Underlying Shares or Warrant Shares issued upon conversion or exercise of any Debenture or Warrant, as the case may be, shall bear the following legend:

            Unless permitted under securities legislation, the holder of this security must not trade the security in Canada before the Free Trading Date. The securities represented by this certificate are listed on the Toronto Stock Exchange; however, the said securities can not be traded through the facilities of such exchange since they are not freely transferable, and consequently any certificate representing such securities is not "good delivery" in settlement of transactions on the Toronto Stock Exchange.

            (c) For a period of fourth months from the Closing Date, any certificate representing Underlying Shares or Warrant Shares issued upon conversion or exercise of any Debenture or Warrant, as the case may be, shall bear the following legend:

            Unless permitted under securities legislation, the holder of this security must not trade the security in Canada before the Free Trading Date. Without prior written approval of the Toronto Stock Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the Toronto Stock Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until the Free Trading Date. The securities represented by this certificate are listed on the Toronto Stock Exchange; however, the said securities can not be traded through the facilities of such exchange since they are not freely transferable, and consequently any certificate representing such securities is not "good delivery" in settlement of transactions on such exchange.

            (d) The Company agrees to reissue certificates representing Debentures, Warrants, Underlying Shares or Warrant Shares, as the case may be, without the legends set forth above in Section 6.2(a) or Section 6.2(b), at such time as (i) such securities are qualified for distribution by prospectus in Canada or (ii) such securities are sold to a purchaser or purchasers in a transaction that meets the requirements of (A) Section 2.5 of Multilateral Instrument 45-102 - Resale of Securities (in the opinion of counsel to the seller or the Purchaser, in form and substance reasonably satisfactory to the Company and its counsel) and (B) the requirements of the Toronto Stock Exchange; provided, that, the last sentence of the legends set forth above in Section 6.2(a) or Section 6.2(b) shall not be removed in the case of any certificate bearing the legend required by Section 6.1(a).

      Section 6.3 Pledges, etc. Nothing herein shall limit the right of any holder to pledge these securities pursuant to a bona fide margin account or lending arrangement entered into in compliance with law, including applicable securities laws.

                                  ARTICLE VII

                                   TERMINATION

      Section 7.1 Termination. This Agreement, may be terminated by action of the Board of Directors of the Company or by the Purchasers at any time if the Closing shall not have been consummated by the Closing Date set forth in Section 1.3(a) hereof; provided, however, that the party (or parties) prepared to close shall retain its (or their) right to sue for any breach by the other party (or parties).

                                  ARTICLE VIII

                                 INDEMNIFICATION

            In consideration of each Purchaser's execution and delivery of this Agreement and acquiring the Debentures and Warrants hereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Purchaser and all of its partners, officers, directors, employees, members and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party and arising out of or resulting from (i) the execution, delivery, performance, breach by the Company or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Debentures and Warrants or
(iii) the status of such Purchaser or holder of the Debentures or Warrants as an investor in the Company and (d) the enforcement of this Section. Notwithstanding the foregoing, Indemnified Liabilities shall not include any liability of any Indemnitee arising solely out of such Indemnitee's willful misconduct or fraudulent action(s). To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

                                   ARTICLE IX

                          GOVERNING LAW; MISCELLANEOUS

      Section 9.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AT THE ADDRESS FOR SUCH NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. IF ANY PROVISION OF THIS AGREEMENT SHALL BE INVALID OR UNENFORCEABLE IN ANY JURISDICTION, SUCH INVALIDITY OR UNENFORCEABILITY SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS AGREEMENT IN THAT JURISDICTION OR THE VALIDITY OR ENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT IN ANY OTHER JURISDICTION. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

      Section 9.2 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

      Section 9.3 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

      Section 9.4 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

      Section 9.5 Entire Agreement; Amendments; Waivers.

            (a) This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Purchaser, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Purchasers makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement or any of the other Transaction Documents may be amended other than by an instrument in writing signed by the Company and the holders of Debentures representing at least 60% of the aggregate principal amount of the Debentures, or, if prior to the Closing Date, the Company and the Purchasers listed on the Schedule of Purchasers as being obligated to purchase at least 60% of the aggregate principal amount of the Debentures, and any amendment to this Agreement or any of the other Transaction Documents made in conformity with the provisions of this Section 9.5(a) shall be binding on all Purchasers and holders of Debentures, as applicable. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Debentures then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents, holders of Debentures or holders of the Warrants, as the case may be. The Company has not, directly or indirectly, made any agreements with any Purchasers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

            (b) Each Purchaser may, as to itself only, at any time elect, by notice to the Company, to waive (whether permanently or temporarily, and subject to such conditions, if any, as the Purchaser may specify in such notice) any of its rights under any of the Transaction Documents to acquire Common Shares from the Company, in which event such waiver shall be binding against such Purchaser in accordance with its terms; provided, however, that the voluntary waiver contemplated by this sentence may not reduce such Purchaser's obligations to the Company under the Transaction Documents.

      Section 9.6 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing, must be delivered by (i) courier, mail or hand delivery or (ii) facsimile, and will be deemed to have been delivered upon receipt. The addresses and facsimile numbers for such communications shall be:

      If to the Company:          InterOil Corporation
                                  25025 I-45 North, Suite 420
                                  The Woodlands, TX 77380
                                  Facsimile: (281) 292-0888

                                  Telephone: (281) 292-1800
                                  Attention: Gary M. Duvall

      With a copy to:             Haynes & Boone LLP
                                  1221 McKinney, Suite 2100
                                  Houston, Texas 77010
                                  Facsimile: (713) 236-5699
                                  Telephone: (713) 547-2081
                                  Attention: Guy Young, Esq.

      If to a Purchaser:

                   As set forth on the Schedule of Purchasers.

            Each party shall provide five (5) days prior written notice to the other party of any change in address, telephone number or facsimile number. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i),
(ii) or (iii) above, respectively.

      Section 9.7 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any Permitted Assignee (as defined below). The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers, including by merger or consolidation. Each Purchaser may assign some or all of its rights hereunder to any assignee of the Debentures or Warrants or Underlying Shares or Warrant Shares to whom the Purchasers may transfer the Debenture or Warrants pursuant to securities laws and the rules of the Principal Market and any Approved Market on which the Common Shares are listed (in each case, a "PERMITTED ASSIGNEE"); provided, however, that any such assignment shall not release any Purchaser from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption. Notwithstanding anything to the contrary contained in the Transaction Documents, the Purchasers shall be entitled to pledge the Debentures or Warrants or Underlying Shares or Warrant Shares in connection with a bona fide margin account.

      Section 9.8 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

      Section 9.9 Survival. The representations, warranties and agreements of the Company and the Purchasers contained in the Agreement shall survive the Closing.

      Section 9.10 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

      Section 9.11 Placement Agent. The Purchasers and the Company each acknowledges and warrants that it has not engaged any placement agent, other than in the case of the Company pursuant to its Letter of Agreement with Merrill Lynch, in connection with the sale of the Debentures and Warrants, provided that any such fees will be paid exclusively by the Company.

      Section 9.12 No Strict Construction. The language used in this agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

      Section 9.13 Remedies. Each Purchaser and each Permitted Assignee shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of the Transaction Documents shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of the Transaction Documents and to exercise all other rights granted by law. Each Purchaser and each Permitted Assignee without prejudice may withdraw, revoke or suspend its pursuit of any remedy at any time prior to its complete recovery as a result of such remedy.

      Section 9.14 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser under the Transaction Documents or a Purchaser enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state, provincial or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

      Section 9.15 Days. Unless the context refers to "business days" or "Trading Days", all references herein to "days" shall mean calendar days.

      Section 9.16 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, wherever the Purchaser exercises a right, election, demand or option under a Transaction Document and the Company or applicable Subsidiary does not fully perform its respective related obligations within the periods therein provided, then the Purchaser in its sole discretion may rescind or withdraw from time to time any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

      Section 9.17 Fees and Expenses. On the Closing Date, the Company shall reimburse the Purchasers for its expenses incurred in connection with this Agreement and the Transaction Documents, including, without limitation, legal fees and expenses, up to $95,000 in the aggregate, of which $45,000 shall be allocated to Portside Growth & Opportunity Fund and $50,000 shall be allocated to Manchester Securities Corp. (each, a Purchaser) or their respective designee(s), which amount shall be withheld by such Purchasers from their applicable Purchase Price at the Initial Closing.

      Section 9.18 Independent Nature of Purchasers' Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitations, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

                                    * * * * *

                            [Signature Page Follows]

            IN WITNESS WHEREOF, each Purchaser and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date and year first above written.

                                 COMPANY:

                                 INTEROIL CORPORATION

                                 By: ___________________________________________
                                     Name:
                                     Title:

               [Signature Page to Securities Purchase Agreement]

            IN WITNESS WHEREOF, each Purchaser and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date and year first above written.

                                 PURCHASER:

                                 MANCHESTER SECURITIES CORP.

                                 By: ___________________________________________
                                     Name:
                                     Title:

               [Signature Page to Securities Purchase Agreement]

            IN WITNESS WHEREOF, each Purchaser and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date and year first above written.

                                 PURCHASER:

                                 PORTSIDE GROWTH AND OPPORTUNITY FUND

                                 By: ___________________________________________
                                     Name:
                                     Title:

               [Signature Page to Securities Purchase Agreement]

            IN WITNESS WHEREOF, each Purchaser and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date and year first above written.

                                 PURCHASER:

                                 PROVIDENT PREMIER MASTER FUND, LTD.

                                 By: ___________________________________________
                                     Name:
                                     Title:

               [Signature Page to Securities Purchase Agreement]

                             SCHEDULE OF PURCHASERS

                                                        Principal
                            Purchaser Address           Amount of      Number of      Purchaser's Representatives' Address
  Purchaser Name           and Facsimile Number         Debentures     Warrants              and Facsimile Number
------------------   -------------------------------   ------------   -----------   ----------------------------------------
Manchester           712 Fifth Avenue                  $15,000,000      119,805     Kleinberg, Kaplan, Wolff & Cohen,
Securities Corp.     New York, New York 10019                                       P.C.
                     Attention: Brett Cohen                                         551 Fifth Avenue
                     Telephone: (212)                                               New York, New York 10176
                     Facsimile: (212) 974-2092                                      Attention: Lawrence Hui, Esq.
                                                                                    Telephone: (212) 986-6000
                     Residence:  New York                                           Facsimile: (212) 986-8866

Portside Growth and  c/o Ramius Capital Group, L.L.C.  $10,000,000       79,870     Schulte Roth & Zabel LLP
Opportunity Fund     666 Third Avenue, 26th Floor                                   919 Third Avenue
                     New York, NY 10017                                             New York, New York 10022
                     Attention: Jeffrey Smith                                       Attn: Eleazer Klein, Esq.
                                Roger Anscher                                       Telephone: (212) 756-2000
                     Telephone: (212) 845-7900                                      Facsimile: (212) 593-5955
                     Facsimile: (212) 845-7999

                     Residence: Cayman Islands

Provident Premier    c/o Gemini Investment             $ 5,000,000       39,935     Duval & Stachenfeld, LLP
Master Fund, Ltd.    Strategies, LLC                                                300 E. 42nd Street. 3rd Floor
                     35 Waterview Boulevard                                         New York, New York  10017
                     Parsippany, New Jersey 07054                                   Attn: Robert Mazzeo, Esq.
                     Attention: Steve W. Winters                                    Telephone: (212) 692-5529
                     Telephone: (973) 404-1350                                      Facsimile: (212) 883-8883
                     Facsimile: (973) 404-1360

                     Residence: Cayman Islands

LIST OF SCHEDULES

Schedule 2.1(a)                  Subsidiaries
Schedule 2.1(c)                  Capitalization
Schedule 2.1(e)                  No Conflicts
Schedule 2.1(g)                  Certain Changes
Schedule 2.1(h)                  Litigation
Schedule 2.1(n)                  Intellectual Property Rights
Schedule 2.1(p)                  Title
Schedule 2.1(v)                  Certain Transactions
Schedule 2.1 (dd)                Indebtedness

LIST OF EXHIBITS

EXHIBIT A                        Form of Debenture
EXHIBIT B                        Form of Warrant
EXHIBIT C                        Registration Rights Agreement
EXHIBIT D                        Form of Press Release
EXHIBIT E                        Form of Subsidiary Guarantee
EXHIBIT F                        Opinion of Counsel